GLEASON CORPORATION
                           1000 University Avenue
                               P.O. Box 22970
                      Rochester, New York  14692-2970


 January 12, 2000

 Dear Stockholders:

      Recently, we sent you a letter enclosing an Offer to Purchase and related materials in connection with the tender offer (the "Offer") by Torque Acquisition Co., L.L.C., a wholly owned subsidiary of Vestar Capital Partners IV, L.P., and Gleason Corporation, to purchase all of the outstanding shares of Gleason's common stock for $23.00 per share. This letter is a reminder that the Offer will expire at 12:00 midnight, New York City time, on Thursday, January 27, 2000, unless the Offer is extended in accordance with its terms.

      Gleason's Board of Directors has determined that the Offer is in the best interest of Gleason's stockholders and unanimously recommends that stockholders accept the Offer and tender their shares. If the tender offer is completed, the vote on a second-step merger will be assured. The merger is not likely to occur until a few months after the tender is completed. Therefore, if you want to receive the $23 in cash for your shares promptly, we urge you to tender your shares now. If you have already tendered your shares, you need not take any further action.

      If your shares are held by a bank or broker in "street name", you may have already been sent a form for instructing them to tender your shares. If not, you should call your bank or broker to inquire as to how to tender your shares. Registered holders (those who maintain their own stock certificates) may tender their shares by completing and returning the BLUE Letter of Transmittal, previously sent to you, together with your stock certificate(s). Generally, to complete the Letter of Transmittal you will need to do the following:

      o Fill in the certificate number(s), total number of shares represented and the number you wish to tender in the box on the front page;

      o Sign and date the Letter in the "Sign Here" box on the second page; and

      o Complete the Form W-9 on the back of the Letter with your Social Security Number, signature and date.

      If you need further assistance with the tendering of your shares, or need a copy of the tender offer materials or Letter of Transmittal, please contact the information agent, Georgeson Shareholder Communications Inc., at (800) 223-2064.

                               Very truly yours,




                               /s/ James S. Gleason

                               James S. Gleason
                               Chairman and Chief Executive Officer